Exhibit 99.1

Civista Bancshares, Inc. Announces Third Quarter 2017 Earnings

Sandusky, Ohio, October 27, 2017 /PRNewswire/– Civista Bancshares, Inc. (NASDAQ:CIVB) (“Civista”) reported net income available to common shareholders of $3.4 million, or $0.29 per diluted share, for the third quarter of 2017, compared with $3.3 million, or $0.34 per diluted share, for the prior year period. For the nine-month period ended September 30, 2017, Civista reported net income available to common shareholders of $11.0 million or $0.97 per diluted share, compared to $12.4 million, or $1.24 per diluted share, in the same period of 2016. The 2016 results for nine-month period were impacted by a large loan recovery that resulted in a credit provision of $1.3 million and a recovery of interest income of approximately $919 thousand. These two items were approximately $1.5 million after taxes. In addition, we issued approximately 1.6 million new shares in February 2017 related to raising $32.8 million of additional capital, net of costs.

“During 2017 we have invested in a loan production office in Westlake and additional lenders in our more vibrant markets. While those investments have a cost, they have proven to be successful at increasing our loans. Our loan growth has been at an 11% annualized rate through the first nine-months of the year. Additionally, our net income for the first nine-months of 2017 is comparable to 2016 when we remove the impact of the 2016 loan recovery” said James O. Miller, Chairman, President and CEO of Civista.

Results of Operations:

Net interest income for the third quarter of 2017 increased $1.2 million, or 9.2% compared to the same period of 2016 and for the nine months ended September 30 increased $2.2 million, or 5.9%, when compared to the same period of 2016. For both periods, an increase in average loans outstanding primarily contributed to the increase in interest income slightly offset by a decrease in loan yield for the nine-month period. The net interest income for the nine-month period in 2016 included approximately $919 thousand of recovered interest income on a previous non-accrual loan which resulted in approximately 9 basis points of additional net interest margin. Tax equivalent net interest margin was 4.08% for the third quarter, compared to 4.06% for the same period a year ago and was 3.93% for the nine months ended September 30, 2017, compared to 3.89% for the same period a year ago.

Average Balance Analysis

(Unaudited - Dollars in thousands except share data)

	Three Months Ended September 30,
	2017			2016
	Average		Yield/	Average		Yield/
	balance	Interest	rate *	balance	Interest	rate *
Assets:
Interest-earning assets:
Loans	$1,122,131	$13,022	4.60%	$1,042,721	$11,824	4.51%
Taxable securities	150,534	977	2.61%	138,092	872	2.56%
Non-taxable securities	93,022	812	5.44%	77,378	664	5.56%
Interest-bearing deposits in other banks	11,450	25	0.87%	12,878	10	0.31%

Total interest-earning assets	$1,377,137	14,836	4.41%	$1,271,069	13,370	4.32%

Noninterest-earning assets:
Cash and due from financial institutions	24,652			24,591
Premises and equipment, net	18,000			16,975
Accrued interest receivable	4,460			4,134
Intangible assets	28,541			29,136
Other assets	10,352			10,196
Bank owned life insurance	24,889			24,308
Less allowance for loan losses	(12,988)			(14,424)

Total Assets	$1,475,043			$1,365,985

Liabilities and Shareholders Equity:
Interest-bearing liabilities:
Demand and savings	$594,088	$160	0.11%	$574,322	$118	0.08%
Time	194,364	447	0.91%	207,947	388	0.74%
FHLB	85,840	276	1.28%	35,673	111	1.24%
Federal funds purchased	462	2	1.72%	462	1	0.86%
Subordinated debentures	29,427	268	3.61%	29,427	221	2.99%
Repurchase Agreements	14,328	3	0.08%	18,827	5	0.11%

Total interest-bearing liabilities	$918,509	1,156	0.50%	$866,658	844	0.39%

Noninterest-bearing deposits	363,783			347,912
Other liabilities	12,826			14,678
Shareholders’ Equity	179,925			136,737

Total Liabilities and Shareholders’ Equity	$1,475,043			$1,365,985

Net interest income and interest rate spread		$13,680	3.91%		$12,526	3.93%

Net interest margin			4.08%			4.06%

*	- All yields and costs are presented on an annualized basis

Average Balance Analysis

(Unaudited - Dollars in thousands except share data)

	Nine Months Ended September 30,
	2017			2016
	Average		Yield/	Average		Yield/
	balance	Interest	rate *	balance	Interest	rate *
Assets:
Interest-earning assets:
Loans	$1,094,401	$37,211	4.55%	$1,019,793	$35,311	4.63%
Taxable securities	144,379	2,764	2.59%	138,374	2,494	2.45%
Non-taxable securities	86,713	2,307	5.56%	75,806	1,979	5.64%
Interest-bearing deposits in other banks	78,576	473	0.80%	103,336	376	0.49%

Total interest-earning assets	$1,404,069	42,755	4.20%	$1,337,309	40,160	4.14%

Noninterest-earning assets:
Cash and due from financial institutions	53,487			58,864
Premises and equipment, net	18,084			16,860
Accrued interest receivable	4,446			4,262
Intangible assets	28,682			29,289
Other assets	10,164			9,986
Bank owned life insurance	24,747			23,111
Less allowance for loan losses	(13,156)			(14,516)

Total Assets	$1,530,523			$1,465,165

Liabilities and Shareholders Equity:
Interest-bearing liabilities:
Demand and savings	$582,716	$413	0.09%	$564,743	$345	0.08%
Time	181,931	1,087	0.80%	206,620	1,135	0.73%
FHLB	57,195	534	1.25%	30,933	312	1.35%
Federal funds purchased	156	2	1.71%	155	1	0.86%
Subordinated debentures	29,427	766	3.48%	29,427	650	2.95%
Repurchase Agreements	18,597	14	0.10%	21,015	16	0.10%

Total interest-bearing liabilities	$870,022	2,816	0.43%	$852,893	2,459	0.39%

Noninterest-bearing deposits	478,137			460,051
Other liabilities	12,881			20,211
Shareholders’ Equity	169,483			132,010

Total Liabilities and Shareholders’ Equity	$1,530,523			$1,465,165

Net interest income and interest rate spread		$39,939	3.77%		$37,701	3.75%

Net interest margin			3.93%			3.89%

*	- All yields and costs are presented on an annualized basis

No provision for loan losses was made during 2017. No provision for loan losses was made for the third quarter of 2016, but a credit provision of $1.3 million was recorded for the nine months ended September 30, 2016 due to a large loan recovery.

During the quarter, noninterest income totaled $3.5 million, a decrease of $188 thousand, compared to the prior year’s third quarter. Year-to-date noninterest income totaled $12.7 million, a decrease of $285 thousand, or 2.2%, compared to the prior year’s first nine months.

Noninterest income
(dollars in thousands)	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Service charges	$1,177	$1,194	$3,609	$3,714
Net gain on sale of securities	(9)	18	(9)	20
Net gain on sale of loans	472	541	1,207	1,341
ATM fees	567	541	1,643	1,584
Wealth management fees	787	688	2,233	1,989
Bank owned life insurance	142	149	429	415
Tax refund processing fees	—	—	2,750	2,750
Other	329	522	842	1,176

Total noninterest income	$3,465	$3,653	$12,704	$12,989

Service charge income decreased $17 thousand, or 1.4% and $105 thousand, or 2.8%, for the three and nine-month periods ended September 30, 2017 compared to 2016. The decreases were primarily due to an increase in the business account earnings credit. Overdraft charges were also down, related to consumer account activity. Gain on sale of loans decreased $69 thousand, or 12.8%, and $134 thousand, or 10.0% for the three and nine-month periods ended September 30, 2017 compared to 2016. The nine-month period ended September 30, 2016 included a gain associated with the sale of some Commercial loans which totaled $77 thousand. Wealth management fees increased $99 thousand and $244 thousand for the three-month and nine-month periods ended September 30, 2017 due to increased assets under management as well as market conditions. Assets under management have increased $11.6 million since the end of the second quarter 2017 and $39.3 million since the end of the third quarter 2016. Other income decreased $193 and $334 for the three and nine-month periods ended September 30, 2017 compared to 2016, primarily due to decreases in both swap related income and gain/loss on sale of OREO properties.

During the quarter, noninterest expense totaled $12.2 million, an increase of $972 thousand, or 8.7%, compared to the prior year’s third quarter. Year-to-date noninterest expense increased $3.1 million, or 9.2%, when compared to the nine months of 2016.

Noninterest expense
(dollars in thousands)	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Salaries, Wages and benefits	$7,389	$6,375	$21,684	$19,053
Net occupancy and equipment	1,040	1,202	3,099	3,167
Contracted data processing	357	397	1,174	1,147
Taxes and assessments	370	417	1,181	1,306
Professional services	534	431	1,718	1,450
Amortization of intangible assets	158	172	483	527
Marketing	240	249	768	810
Other	2,079	1,952	6,110	5,693

Total noninterest expense	$12,167	$11,195	$36,217	$33,153

Salaries, wages and benefits expense increased $1.0 million for the third quarter and $2.6 million for the nine-month period ending September 30, 2017. The increases in salaries, wages and benefits expense for both periods were due to an increase in employees, normal merit raises, as well as increases in incentive expense, insurance costs and pension expense. Full time equivalent employees have increased from 333 in 2016 to 347 in 2017. The pension expense increase of $200 thousand for the quarter and $481 thousand year-to-date is due to an expected pension curtailment anticipated upon the retirement of some senior executives. ATM expenses, included in other expense, increased $50 thousand for the third quarter and $321 thousand for the nine-month period ending September 30, 2017. The year-to-date expense is up, primarily due to vendor credits that expired in the second quarter of 2016. Additionally, both periods are up due to expenses incurred related to the Company’s debit card program conversion. Professional services costs increased $103 thousand for the third quarter and $268 thousand for the nine-month period ending September 30, 2017. The increase for both periods was primarily attributable to the Company retaining professional services to analyze its’ workflow systems and recommend process improvements.

The efficiency ratio was 67.3% for the nine months ended September 30, 2017 compared to 64.1% for the nine months ended September 30, 2016. The increase in the efficiency ratio is due primarily to the increase in noninterest expense, partially offset by an increase in net interest income. The recovery of interest income in 2016 accounted for 120 basis points of the change.

Balance Sheet

Total assets increased $118.8 million, or 8.6%, from December 31, 2016 to September 30, 2017, primarily due to an increase in the loan portfolio of $86.5 million and an increase in investment securities of $33.6 million.

The $86.5 million, or 8.2%, increase in the loan portfolio from December 31, 2016 to September 30, 2017 continues to come from growth in our Commercial and Agriculture, Commercial Real Estate and Residential Real Estate loan portfolios. Real Estate Construction loans also increased this quarter.

End of period loan balances
(dollars in thousands)	September 30,	December 31,
	2017	2016	$ Change	% Change
Commercial and Agriculture	$147,537	$135,462	$12,075	8.9%
Commercial Real Estate:
Owner Occupied	167,678	161,364	6,314	3.9%
Non-owner Occupied	424,430	395,931	28,499	7.2%
Residential Real Estate	267,839	247,308	20,531	8.3%
Real Estate Construction	77,978	56,293	21,685	38.5%
Farm Real Estate	38,966	41,170	(2,204)	-5.4%
Consumer and Other	17,564	17,978	(414)	-2.3%

Total Loans	$1,141,992	$1,055,506	$86,486	8.2%

Total deposits increased $80.2 million, or 7.2%, from December 31, 2016 to September 30, 2017. The increase was due primarily to $37.5 million brokered time deposits and $30.0 million brokered money market accounts. Brokered deposits are used to fund loan growth.

End of period deposit balances
(dollars in thousands)	September 30,	December 31,
	2017	2016	$ Change	% Change
Noninterest-bearing demand	$357,539	$345,588	$11,951	3.5%
Interest-bearing demand	188,570	183,759	4,811	2.6%
Savings and money market	401,152	384,330	16,822	4.4%
Time deposits	254,028	207,426	46,602	22.5%

Total Deposits	$1,201,289	$1,121,103	$80,186	7.2%

Federal Home Loan Bank advances increased $8.3 million or 17.0% from December 31, 2016 to September 30, 2017, primarily to fund loan growth.

Total shareholders’ equity increased $44.4 million, or 32.2%, from December 31, 2016 to September 30, 2017, primarily due to approximately $32.8 million of additional common equity raised in February. Retained earnings also increased by $9.2 million.

Asset Quality

The Company recorded net charge-offs of $359 thousand for the nine months of 2017 compared to net recoveries of $390 thousand for the same period of 2016.

Allowance for Loan Losses
(dollars in thousands)	September 30,	September 30,
	2017	2016
Beginning of period	$13,305	$14,361
Charge-offs	(797)	(1,539)
Recoveries	438	1,929
Provision	—	(1,300)

End of period	$12,946	$13,451

Non-performing assets at September 30, 2017 were $11.0 million, a 5.8% decrease from December 31, 2016.

Non-performing Assets
(dollars in thousands)	September 30,	December 31,
	2017	2016
Non-accrual loans	$8,063	$7,518
Restructured loans	2,958	4,180

Total non-performing loans	11,021	11,698
Other Real Estate Owned	27	37

Total non-performing assets	$11,048	$11,735

Mr. Miller continued, “Our performance this quarter was solid and asset quality numbers have remained steady at pre-recession levels. While our expenses have ticked up during the year, we believe the additional expense is warranted to generate present and future loan growth. We feel we are poised for growth organically and through acquisitions. We announced earlier in the month that our CRA rating has been upgraded and we can begin to execute on our plan for acquisitions.”

Civista Bancshares, Inc. is a $1.5 billion financial holding company headquartered in Sandusky, Ohio. The Company’s banking subsidiary, Civista Bank, operates 29 locations in Northern, Mid-Central and Southwestern Ohio.

Civista Bancshares, Inc. may be accessed at www.civb.com. The Company’s common shares are traded on the NASDAQ Capital Market under the symbol “CIVB”. The Company’s depositary shares, each representing a 1/40th ownership interest in a Series B Preferred Share, are traded on the NASDAQ Capital Market under the symbol “CIVBP”.

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Civista. For these statements, Civista claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Civista, including the information in the filings we make with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Civista’ reports filed with the Securities and Exchange Commission, including those described in “Item 1A Risk Factors” of Part I of Civista’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Civista does not undertake, and specifically disclaims any obligation, to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

For additional information, contact:

James O. Miller

Chairman, President and CEO

Civista Bancshares, Inc.

888-645-4121

Civista Bancshares, Inc.

Financial Highlights

(dollars in thousands, except share amounts)

Consolidated Condensed Statement of Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(unaudited)		(unaudited)
	2017	2016	2017	2016
Interest income	14,836	13,370	42,755	40,160
Interest expense	1,156	844	2,816	2,459

Net interest income	13,680	12,526	39,939	37,701
Provision for loan losses	—	—	—	(1,300)

Net interest income after provision	13,680	12,526	39,939	39,001
Noninterest income	3,465	3,653	12,704	12,989
Noninterest expense	12,167	11,195	36,217	33,153

Income before taxes	4,978	4,984	16,426	18,837
Income tax expense	1,318	1,304	4,534	5,251

Net income	3,660	3,680	11,892	13,586
Preferred stock dividends	308	374	935	1,156

Net income available to common shareholders	3,352	3,306	10,957	12,430

Dividends per common share	$0.06	$0.06	$0.18	$0.16

Earnings per common share,
basic	$0.33	$0.41	$1.12	$1.57
diluted	$0.29	$0.34	$0.97	$1.24

Average shares outstanding,
basic	10,170,734	8,042,422	9,815,118	7,922,210
diluted	12,597,299	10,965,031	12,270,126	10,946,923

Selected financial ratios:
Return on average assets	0.98%	1.07%	1.04%	1.24%
Return on average equity	8.07%	10.71%	9.38%	13.75%
Dividend payout ratio	16.67%	13.11%	14.86%	9.33%
Net interest margin (tax equivalent)	4.08%	4.06%	3.93%	3.89%

Selected Balance Sheet Items

	September 30,	December 31,
	2017	2016
	(unaudited)	(unaudited)
Cash and due from financial institutions	$33,394	$36,695
Investment securities	229,419	195,864
Loans held for sale	4,662	2,268
Loans	1,141,992	1,055,506
Less allowance for loan losses	12,946	13,305

Net loans	1,129,046	1,042,201
Other securities	14,247	14,055
Fixed assets	17,688	17,920
Goodwill and other intangibles	28,455	28,879
Bank owned life insurance	24,981	24,552
Other assets	14,196	14,829

Total assets	$1,496,088	$1,377,263

Total deposits	$1,201,289	$1,121,103
Federal Home Loan Bank advances	56,750	48,500
Securities sold under agreements to repurchase	15,148	28,925
Subordinated debentures	29,427	29,427
Accrued expenses and other liabilities	11,493	11,692
Total shareholders’ equity	181,981	137,616

Total liabilities and shareholders’ equity	$1,496,088	$1,377,263

Shares outstanding at period end	10,170,935	8,343,509

Book value per share	$16.17	$14.22
Equity to asset ratio	12.16%	9.99%

Selected asset quality ratios:
Allowance for loan losses to total loans	1.13%	1.26%
Non-performing assets to total assets	0.74%	0.85%
Allowance for loan losses to non-performing loans	117.47%	113.74%

Non-performing asset analysis
Nonaccrual loans	$8,063	$7,518
Troubled debt restructurings	2,958	4,180
Other real estate owned	27	37

Total	$11,048	$11,735

Supplemental Financial Information

(Unaudited - Dollars in thousands except share data)

	September 30,	June 30,	March 31,	December 31,	September 30,
End of Period Balances	2017	2017	2017	2016	2016

Assets
Cash and due from banks	$33,394	$39,515	$182,446	$36,695	$33,229
Securities available for sale	229,419	230,197	223,245	195,864	200,967
Loans held for sale	4,662	4,728	1,740	2,268	2,827
Loans	1,141,992	1,100,817	1,075,240	1,055,506	1,046,967
Allowance for loan losses	(12,946)	(13,047)	(13,300)	(13,305)	(13,451)

Net Loans	1,129,046	1,087,770	1,061,940	1,042,201	1,033,516
Other securities	14,247	14,225	14,072	14,055	13,926
Fixed assets	17,688	17,777	17,952	17,920	17,340
Goodwill and other intangibles	28,455	28,589	28,727	28,879	29,038
Bank owned life insurance	24,981	24,839	24,696	24,552	24,404
Other assets	14,196	14,375	14,197	14,829	17,033

Total Assets	$1,496,088	$1,462,015	$1,569,015	$1,377,263	$1,372,280

Liabilities
Total deposits	$1,201,289	$1,164,888	$1,311,453	$1,121,103	$1,134,153
Federal Home Loan Bank advances	56,750	63,300	15,000	48,500	35,000
Securities sold under agreement to repurchase	15,148	12,730	23,674	28,925	21,713
Subordinated debentures	29,427	29,427	29,427	29,427	29,427
Accrued expenses and other liabilities	11,493	12,827	14,724	11,692	13,678

Total liabilities	1,314,107	1,283,172	1,394,278	1,239,647	1,233,971

Shareholders’ Equity
Preferred shares, Series B	17,557	17,568	17,708	18,950	19,776
Common stock	153,562	153,495	153,167	118,975	118,126
Accumulated earnings	28,494	25,751	23,073	19,263	16,471
Treasury stock	(17,235)	(17,235)	(17,235)	(17,235)	(17,235)
Accumulated other comprehensive income (loss)	(397)	(736)	(1,976)	(2,337)	1,171

Total shareholders’ equity	181,981	178,843	174,737	137,616	138,309

Total Liabilities and Shareholders’ Equity	$1,496,088	$1,462,015	$1,569,015	$1,377,263	$1,372,280

Quarterly Average Balances

Assets:
Earning assets	$1,377,137	$1,368,387	$1,467,678	$1,274,928	$1,271,069
Securities	243,556	238,400	210,962	211,458	215,470
Loans	1,122,131	1,092,574	1,067,903	1,044,121	1,042,721
Liabilities and Shareholders’ Equity
Total deposits	$1,152,235	$1,186,640	$1,392,109	$1,147,351	$1,130,181
Interest-bearing deposits	788,452	737,470	767,794	788,549	782,269
Interest-bearing liabilities	130,057	104,084	81,448	73,012	84,389
Total shareholders’ equity	179,925	176,285	151,928	137,717	136,737

Supplemental Financial Information

(Unaudited - Dollars in thousands except share data)

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
Income statement	2017	2017	2017	2016	2016

Total interest income	$14,836	$14,228	$13,692	$13,407	$13,370
Total interest expense	1,156	861	800	849	844

Net interest income	13,680	13,367	12,892	12,558	12,526
Provision for loan losses	—	—	—	—	—
Noninterest income	3,465	4,101	5,138	3,143	3,653
Noninterest expense	12,167	12,549	11,502	10,702	11,195

Income before taxes	4,978	4,919	6,528	4,999	4,984
Income tax expense	1,318	1,323	1,893	1,368	1,304

Net income	3,660	3,596	4,635	3,631	3,680
Preferred stock dividends	308	308	319	345	374

Net income available to common shareholders	$3,352	$3,288	$4,316	$3,286	$3,306

Common shares dividend paid	$610	$609	$507	$495	$474

Per share data

Basic net income per common share	$0.33	$0.32	$0.47	$0.40	$0.41
Diluted net income per common share	0.29	0.29	0.40	0.33	0.34
Dividends per common share	0.06	0.06	0.06	0.06	0.06
Average common shares outstanding - basic	10,170,734	10,162,527	9,100,329	8,273,167	8,042,422
Average common shares outstanding - diluted	12,597,299	12,593,876	11,608,333	10,963,109	10,965,031

Asset quality

Allowance for loan losses, beginning of period	$13,047	$13,300	$13,305	$13,451	$14,547
Charge-offs	(309)	(357)	(131)	(287)	(1,183)
Recoveries	208	104	126	141	87
Provision	—	—	—	—	—

Allowance for loan losses, end of period	$12,946	$13,047	$13,300	$13,305	$13,451

Ratios
Allowance to total loans	1.13%	1.19%	1.24%	1.26%	1.28%
Allowance to nonperforming assets	117.19%	120.25%	113.48%	113.38%	102.71%
Allowance to nonperforming loans	117.47%	120.54%	114.34%	113.74%	103.21%

Nonperforming assets
Nonperforming loans	$11,021	$10,823	$11,632	$11,698	$13,033
Other real estate owned	27	27	17	37	62

Total nonperforming assets	$11,048	$10,850	$11,649	$11,735	$13,095

Capital and liquidity
Tier 1 leverage ratio	12.74%	12.50%	11.08%	10.55%	10.38%
Tier 1 risk-based capital ratio	15.54%	15.87%	15.93%	12.98%	12.84%
Total risk-based capital ratio	16.63%	17.01%	17.12%	14.20%	14.08%
Tangible common equity ratio	9.31%	9.30%	8.37%	6.70%	6.71%